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                                                            Exhibit 23(d)(1)(g)

April 25, 2007

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP Turner Mid-Cap Growth Fund

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the LVIP Turner Mid-Cap Growth Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the LVIP Mid-Cap Growth Fund.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on April 30, 2007 and shall continue for an initial period ending on April 30, 2008. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of the Sub-Advisory Agreement, executed as of April 30, 2007, between the Adviser and Turner Investment Partners, Inc.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Sincerely,

LVIP TURNER MID-CAP GROWTH FUND, a series of
Lincoln Variable Insurance Products Trust


By:     /s/ William P. Flory, Jr.
        --------------------------
Name:   William P. Flory, Jr.
Title:  Second Vice President

Agreed to:

LINCOLN INVESTMENT ADVISORS CORPORATION


By:     /s/ Kevin J. Adamson
        --------------------------
Name:   Kevin J. Adamson
Title:  Second Vice President


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                                  Schedule A

              Avg. Daily Net Assets of the Fund  Waiver Amount*
              ---------------------------------  ----------------
                      $0 to $25 million......... 10 basis points
                     $25 to $75 million......... 5 basis points

* These amounts are stated on an annual basis.